Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
Chembio Diagnostics, Inc. and Subsidiaries
We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form SB-2 and the related Prospectus of Chembio Diagnostics, Inc. and Subsidiaries of our report dated February 3, 2006 with respect to the consolidated balance sheets of Chembio Diagnostics, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Lazar Levine and Felix LLP

New York, New York
January 5, 2007